QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

EDGE PETROLEUM CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended December 31, 2007		For the Year ended December 31, 2007
	Fixed Charges and Preferred Dividends		Fixed Charges
RATIO OF EARNINGS TO FIXED CHARGES	0.68	1.22	1.26	2.25
	Original	Exclude Unrealized Hedge Losses	Original	Exclude Unrealized Hedge Losses
EARNINGS AS DEFINED IN REGULATION S-K 229.305(d)(1)(C):
+ Pre-tax income (loss) from continuing operations	$10,304,793	$27,820,402	$10,304,793	$27,820,402
+ Fixed Charges	32,447,351	32,447,351	17,618,167	17,618,167
+ Amortization of capitalized interest	—	—	—	—

Sub-total	42,752,144	60,267,753	27,922,960	45,438,569
- Interest capitalized	(7,882,521)	(7,882,521)	(5,769,683)	(5,769,683)
- Preference security dividend requirements	(12,716,346)	(12,716,346)	—	—

EARNINGS AVAILABLE FOR FIXED CHARGES	$22,153,277	$39,668,886	$22,153,277	$39,668,886

FIXED CHARGES AS DEFINED IN REGULATION S-K 220.305(d)(1)(A):
+ Interest expensed	$10,588,577	$10,588,577	$10,588,577	$10,588,577
+ Interest capitalized	7,882,521	7,882,521	5,769,683	5,769,683
+ Amortized premiums, discounts and capitalized expenses related to indebtedness	977,356	977,356	977,356	977,356
+ an estimate of the interest within rental expense	282,551	282,551	282,551	282,551
+ preference security dividend requirements (see note below)	12,716,346	12,716,346	—	—

TOTAL FIXED CHARGES	$32,447,351	$32,447,351	$17,618,167	$17,618,167

	(10,294,074)		4,535,110
Calculation of Estimated Interest Within Rental Expense:
Rental expense	941,835	941,835	941,835	941,835
Factor	30%	30%	30%	30%

Interest on rental expense	282,551	282,551	282,551	282,551

Impairment
Unrealized Non-Cash Derivative Gains (Losses)		(17,515,609)		(17,515,609)
Calculation of Preference Security Dividend Requirement:
Shares Issued	2,875,000
Price per Share	$50.00
Value of Shares Issued	$143,750,000
Dividend Rate	5.75%
Amount of Dividend Annual	8,265,625
Divide by 365 days	365
Times number of days in period	365
	8,265,625
Divided by 1 minus the effective tax rate	12,716,346

Note: Preference security dividend is defined as the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. The dividend requirement must be computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

EDGE PETROLEUM CORPORATION Exhibit 12.1
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For the Years Ended December 31,
	Without Ceiling and Hedge	Without Ceiling W/D
	2006	2006	2006		2005	2004	2003	2002
RATIO OF EARNINGS TO FIXED CHARGES	3.92	4.54	(7.36	)(a)	22.59	18.22	7.81	1.59
EARNINGS AS DEFINED IN REGULATION S-K 229.305(d)(1)(C):
+ Pre-tax income (loss) from continuing operations	$29,075,129	$34,106,554	$(62,835,793)		$51,436,188	$23,384,275	$7,439,007	$1,222,805
+ Fixed Charges	8,146,129	8,146,129	8,146,129		2,292,708	1,317,478	1,056,118	1,021,182
+ Amortization of capitalized interest	—	—	—		—	—	—	—

Sub-total	37,221,258	42,252,683	(54,689,664)		53,728,896	24,701,753	8,495,125	2,243,987
- Interest capitalized	(5,260,949)	(5,260,949)	(5,260,949)		(1,943,335)	(701,654)	(244,503)	(623,413)
- Preference security dividend requirements	—	—	—		—	—	—	—

EARNINGS AVAILABLE FOR FIXED CHARGES	$31,960,309	$36,991,734	$(59,950,613)		$51,785,561	$24,000,099	$8,250,622	$1,620,574

FIXED CHARGES AS DEFINED IN REGULATION S-K 220.305(d)(1)(A):
+ Interest expensed	$2,499,735	$2,499,735	$2,499,735		—	331,399	678,805	143,280
+ Interest capitalized	5,260,949	5,260,949	5,260,949		1,943,335	701,654	244,503	623,413
+ Amortized premiums, discounts and capitalized expenses related to indebtedness	165,211	165,211	165,211		152,723	142,135	—	84,479
+ an estimate of the interest within rental expense	220,234	220,234	220,234		196,650	142,290	132,810	170,010
+ preference security dividend requirements (see note below)	—	—	—		—	—	—	—

TOTAL FIXED CHARGES	$8,146,129	$8,146,129	$8,146,129		$2,292,708	$1,317,478	$1,056,118	$1,021,182

Calculation of Estimated Interest Within Rental Expense:
Rental expense	734,114	734,114	734,114		655,500	474,300	442,700	566,700
Factor	30%	30%	30%		30%	30%	30%	30%

Interest on rental expense	220,234	220,234	220,234		196,650	142,290	132,810	170,010

Unrealized Non-Cash Derivative Gains (Losses)	5,031,425				720,413	(564,548)	—	—

(a)
The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges for the period. The amount of the deficiency was $68.1 million for fixed charges. The ratio of earnings to fixed charges was 4.54 excluding the impairment of $97 million (before taxes) recorded in the third quarter of 2006. Excluding $5.0 million (before taxes) in unrealized non-cash derivative gains and the impairment, the ratio of earnings to fixed charges was 3.92X.

QuickLinks

  Exhibit 12.1